Exhibit 4.5

AMENDMENT NO. 4

TO THE

SCIQUEST, INC.

2004 STOCK INCENTIVE PLAN

The SciQuest, Inc. 2004 Stock Incentive Plan (the “Plan”) is hereby amended as of the Effective Date (as defined herein) as follows:

1. Amendment Regarding Number of Reserved Shares. Section 3 of the Plan is hereby amended to read in its entirety as follows:

Section 3.

SHARES SUBJECT TO STOCK INCENTIVES

The total number of Shares that may be issued pursuant to Stock Incentives under this Plan (and the total number of Shares that may be issued pursuant to the exercise of ISO’s under this Plan) shall not exceed 5,307,736, as adjusted pursuant to Section 10. Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to a Stock Incentive which remain after the cancellation, expiration or exchange of such Stock Incentive thereafter shall again become available for use under this Plan. Notwithstanding anything herein to the contrary, no Participant may be granted Stock Incentives covering an aggregate number of Shares in excess of 1,200,000 in any calendar year, and any Shares subject to a Stock Incentive which again become available for use under this Plan after the cancellation, expiration or exchange of such Stock Incentive thereafter shall continue to be counted in applying this calendar year Participant limitation.

2. Amendment Regarding Minimum Vesting Period. Section 7.1 of the Plan is hereby amended by adding the following new Section 7.1(e):

(e) Minimum Vesting Periods. Any Stock Incentive awarded to an Employee that does not include performance-based conditions with respect to issuance or exercisability shall have a minimum time-based vesting requirement of 48 months. Any Stock Incentive awarded to an Employee that includes performance-based conditions with respect to issuance or exercisability shall have a minimum time-based vesting requirement of 12 months. Any Stock Incentive awarded to an Outside Director shall have a minimum time-based vesting requirement of 12 months.

3. Amendment to Limit Authority for Repricing. Section 7.1(a) of the Plan is hereby amended to read in its entirety as follows:

(a) Grants of Stock Incentives. The Board, in its absolute discretion, shall grant Stock Incentives under this Plan from time to time. Stock Incentives shall be granted to Eligible Recipients selected by the Board, and the Board shall be under no obligation whatsoever to grant any Stock Incentives, or to grant Stock Incentives to all Eligible Recipients, or to grant all Stock Incentives subject to the same terms and conditions.

4. Amendment Regarding Minimum Exercise Price. Section 7.2(c) of the Plan is hereby amended to read in its entirety as follows:

(c) Exercise Price. Subject to adjustment in accordance with Section 10 and the other provisions of this Section, the Exercise Price shall be as set forth in the applicable Stock Incentive Agreement. With respect to each grant of an ISO to a Participant who is not a Ten Percent Stockholder, the Exercise Price shall not be less than the Fair Market Value on the date the ISO is granted. With respect to each grant of an ISO to a Participant who is a Ten Percent Stockholder, the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the ISO is granted. If a Stock Incentive is a NQSO, the Exercise Price for each Share shall not be less than the Fair Market Value on the date the NQSO is granted. Any Stock Incentive intended to meet the FLSA Exclusion must be granted with an Exercise Price equivalent to or greater than eighty-five percent (85%) of the Fair Market Value of the Shares subject thereto on the date granted determined as of the date of such grant.

5. Amendment Regarding Stockholder Approval for Repricing. Section 7.2(j) of the Plan is hereby amended to read in its entirety as follows:

(j) Potential Repricing of Stock Options or Stock Appreciation Rights. With respect to any Option or Stock Appreciation Right granted pursuant to, and under, this Plan, the Board (or a committee thereof) may not determine that the repricing of all or any portion of existing outstanding Options or Stock Appreciation Rights is appropriate without the approval of the Stockholders of the Company. For this purpose, “repricing” of Options or Stock Appreciation Rights shall include, but not be limited to, any of the following actions (or any similar action): (1) lowering the Exercise Price of an existing Option or SAR Exercise Price of an existing Stock Appreciation Right; (2) any action which would be treated as a “repricing” under generally accepted accounting principles; or (3) canceling of an existing Option or Stock Appreciation Right at a time when its Exercise Price or SAR Exercise Price exceeds the Fair Market Value of the underlying stock subject to such Option or Stock Appreciation Right, in exchange for cash, another Option or Stock Appreciation Right, a Restricted Stock Award, or other equity in the Company.

6. Amendment Regarding Vesting Upon Change of Control. Section 11.5 of the Plan is hereby amended to read in its entirety as follows:

11.5 Special Vesting Upon Change of Control. If a Change of Control occurs, then, except to the extent that (i) the Stock Incentive Agreement of such Stock Incentive expressly provides otherwise or (ii) the holder of such Stock Incentive is party to an agreement with the Company or is a participant in a plan of the Company that expressly provides for vesting or exercisability acceleration upon a Change of Control that differs from that provided for in this Section 11.5, such Stock Incentive shall have its vesting and exercisability accelerated by one year as of the date of the Change of Control so that, after such acceleration, the recipient of the Stock Incentive shall be vested in such Stock Incentive as of any date of determination after such Change of Control in accordance with the terms and provisions of the Stock Incentive except that it shall be presumed that the date of determination is actually one year later than the otherwise determined actual date of determination.

7. Amendment Regarding No Cash Buyout of Stock Incentives. Section 12 of the Plan is hereby amended to read in its entirety as follows:

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the stockholders of the Company (a) to increase the number of Shares reserved under Section 3, except as set forth in Section 10, (b) to extend the maximum life of the Plan under Section 9 or the maximum exercise period under Section 7, (c) to decrease the minimum Exercise Price or SAR Exercise Price under Section 7, or (d) to change the designation of Eligible Recipients eligible for Stock Incentives under Section 6. Stockholder approval of other material amendments (such as an expansion of the types of awards available under the Plan, an extension of the term of the Plan, a change to the method of determining the Exercise Price of Options or SAR Exercise Price of Stock Appreciation Rights issued under the Plan, or a change to the provisions of Section 7.2(j)) may also be required pursuant to rules promulgated by an established stock exchange or a national market system if the Company is, or become, listed or traded on any such established stock exchange or national market system, or for the Plan to continue to be able to issue Stock Incentives which meet the Performance-Based Exception. The Board also may suspend the granting of Stock Incentives under this Plan at any time and may terminate this Plan at any time. The Company shall have the right to modify, amend or cancel any Stock Incentive after it has been granted if (I) the modification, amendment or cancellation does not diminish the rights or benefits of the Stock Incentive recipient under the Stock Incentive (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to a Stock Incentive shall not be deemed as a diminishment of rights or benefits of such Stock Incentive), (II) the Participant consents in writing to such modification, amendment or cancellation, (III) there is a dissolution or liquidation of the Company, (IV) this Plan and/or the Stock Incentive Agreement expressly provides for such modification, amendment or cancellation, or (V) the Company would otherwise have the right to make such modification, amendment or cancellation by applicable law. The foregoing notwithstanding, the Company shall not cancel, terminate, repurchase or exchange any Stock Incentive in exchange for a cash payment without the approval of the stockholders of the Company, except for any cancellation, termination, repurchase or exchange conducted in accordance with Section 11 in connection with a Change of Control that is approved by the stockholders of the Company.

8. Effective Date. The effective date of this Amendment is April 25, 2012 (the “Effective Date”).

9. Miscellaneous.

(a) Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

(b) Except as specifically amended hereby, the Plan shall otherwise remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to the SciQuest, Inc. 2004 Stock Incentive Plan to be executed as of the Effective Date.

SCIQUEST, INC.

By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe, Chief Executive Officer